SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 2)

                           JACKSON HEWITT TAX SERVICE
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    468202106
                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                               (Page 1 of 5 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 468202106                 13G/A                   Page 2 of 5 Pages

-----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
           JANA PARTNERS LLC
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [ ]
                                                                  (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
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NUMBER OF      (5)  SOLE VOTING POWER
                          0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          0
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     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          0
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                          0.0%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                          IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.468202106                  13G/A                   Page 3 of 5 Pages

Item 1(a).     Name of Issuer:
               Jackson Hewitt Tax Service

Item 1(b).     Address of Issuer's Principal Executive Offices:
               7 Sylvan Way
               Parsippany, NJ 07054

Item 2(a).     Name of Person Filing:
               Jana Partners LLC

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               200 Park Avenue, Suite 3300
               New York, New York  10166

Item 2(c).     Citizenship:

               This Statement is filed by JANA Partners LLC, a Delaware limited liability company. JANA Partners LLC is a private money management firm which holds the Common Stock of the Issuer in various accounts under its management and control. The principals of JANA Partners LLC, Barry Rosenstein and Gary Claar, are U.S. citizens.

Item 2(d).     Title of Class of Securities:
               Common Stock

Item 2(e).     CUSIP Number:
               468202106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E),

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

CUSIP No. 468202106                  13G/A                  Page 4 of 5 Pages

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940,

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0%
          (c)  Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
             (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
          Not applicable.

Item 8.   Identification and Classification of Members of the Group.
          Not applicable.

Item 9.   Notice of Dissolution of Group.
          Not applicable.

CUSIP No. 468202106                  13G/A                Page 5 of 5 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 10, 2006


                                JANA PARTNERS LLC

                                By: /s/ BARRY ROSENSTEIN
                                    --------------------------------------
                                    Barry Rosenstein
                                    Managing Partner


                                By: /s/ GARY CLAAR
                                    --------------------------------------
                                    Gary Claar
                                    Managing Director